Exhibit 10.26

February 20, 2004

Jack F. Jenkins-Stark

613 Murray Lane

Lafayette, CA  94549

Dear Jack:

My colleagues and I are very pleased to offer you the position of Chief Financial Officer for Silicon Valley Bank.  Your estimated start date for this position is to be determined.

SVB Base Compensation:

As the Chief Financial Officer your base salary will be $250,000 annually ($20,833.33 per month).

SVB 2004 Incentive Compensation:

You will also be able to participate in Silicon Valley Bank’s 2004 Incentive Compensation Plan (ICP). The ICP is funded with a pool of dollars generated by the Bank achieving or exceeding targeted levels of success and return.  Your bonus target is 55% of your base salary.  Profits must be high enough to support a minimal level of financial performance including earnings per share. Awards are paid out annually.

SVB Stock Options:

The Company will recommend to the Board of Directors that a total of 50,000 stock options be awarded to you.   You will receive confirmation of your approved options with the price information upon Board approval.  Your right to purchase your options shares will be subject to a vesting schedule that provides for 25% of your option shares to vest annually on the date approved over the next four years. Shortly after your stock options are approved you will receive our Stock Option Plan and Stock Option Terms and Conditions from our Stock Administration.

Restricted Stock or SVB Bonus:

The Company will recommend to the Board of Directors that a total of 8,000 shares of restricted stock be awarded to you.   This award will vest 5,000 shares on the first anniversary of your hire date and 3,000 shares on the second anniversary of your hire date. The vesting of your stock shares is subject to your continued employment with SVB during the vesting period.

Relocation Benefits Available:

SVB will provide you with relocation assistance from Lafayette, California to Headquarters as described in the enclosed “Executive Relocation Program”.  Please contact Linda Bader at (408) 654-7787 to initiate this benefit.

SVB Benefits:

Silicon Valley Bank offers a full range of benefits for you and your qualified dependents. In addition to our medical/dental and vision plans, you will receive 20 days of paid vacation (prorated), 10 days of sick leave, and 2 personal days.  A detailed presentation of your benefits program will be given to you during new employee orientation.

To comply with the government-mandated confirmation of employment eligibility, please review the enclosed “Lists of Acceptable Documents” as approved by the United States Department of Justice for establishing identity and employment eligibility the “I-9” process.  Please bring the required I-9 documents to your orientation.

Nothing in this offer, or your acceptance of it, alters your at will employment status with Silicon Valley Bank.  You have the right to terminate your employment at any time with or without cause or notice, and Silicon Valley Bank reserves for itself an equal right.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed Employment forms and return the four documents in the enclosed envelope.  This offer supersedes any and all other written or verbal offers and is valid until February 27, 2004 unless earlier withdrawn; it is also contingent upon successful completion of the security background verification and reference checks.

Jack, we are very enthusiastic about your joining the Silicon Valley Bank team.  We are sure you will find Silicon Valley Bank a stimulating and team-oriented company.  The work environment is one of challenge, opportunity, and reward for success.  If you have any questions, please do not hesitate to call Derek Witte at (408) 654-7446.

Sincerely,

Ken Wilcox	Derek Witte
President & CEO	General Counsel
& Head of Human Resources

Accepted:	Date:

Actual Start Date: